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                                                       EXHIBIT 16

               ALLIANCE UTILITY INCOME FUND, INC.
      COMPUTATION of AVERAGE ANNUAL COMPOUNDED TOTAL RETURN

                                       n
                          ERV = P(1+T)

Definitions:

P= Initial investment by shareholder

T= Average annual total return

ERV= Ending redeemable value of shareholder investment

n= Number of periods

                        Formula to solve for "T"
                                  ERV
         For year one          T= --- -1
                                   P


    *For subsequent years      T= nth root of ((ERV/P) -1)


To solve for ERV:

1. Take an initial shareholder investment of $1,000 on October 18, 1993 at maximum offering price of $10.44. The result is 95.785 shares.

2. Assume that all dividends and distributions by the Fund are reinvested on reinvest date for the creation of additional shares. (-0- shares created).

3. Add initial share balance to additional shares created due to reinvestment and multiply by ending net asset value ($9.92) to obtain ending redeemable value (ERV).




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                    (95.785 + 9.92 = 950.19)

                             950.19
                        T = -------- - 1
                            1,000.00

                        T = 0.95019 - 1

                          T = <.04981>

                          T = <4.981%>

                 T = Average annual total return

* For subsequent years repeat steps 1 through 3 for the required periods and apply to formula shown above.





































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